UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 4, 2006

Commission File Number: 0-26594

PLM Equipment Growth & Income Fund VII Liquidating Trust
(Exact name of registrant as specified in its charter)

California                             94-3168838
(State of jurisdiction                         (I.R.S. Employer
    of Incorporation)                          Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY 10174
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 2.01   Completion of Acquisition or Disposition of Assets.

On October 4, 2006, PLM Equipment Growth & Income Fund VII Liquidating Trust (the “Liquidating Trust”) completed the sale of certain of its marine container assets to CAB Container Partners, a California general partnership (“CAB”). As previously reported, the sale was consummated pursuant to a Container Purchase Agreement, dated as of September 27, 2006, by and among the Liquidating Trust, PLM Equipment Growth Fund VI Liquidating Trust, Professional Lease Management Income Fund I, L.L.C. (collectively, “the Sellers”), PLM Financial Services, Inc. and CAB. The assets sold to the CAB include all marine containers owned by the Sellers and leased to affiliates of the Cronos Group. Under the terms of the Container Purchase Agreement, CAB paid Sellers an aggregate gross cash purchase price of approximately $22.0 million, which included the base purchase price of $22.3 million less adjustments of $0.3 million reflecting marine containers disposed in the normal course of business prior to the close of the transaction with CAB. Of the $22.0 million, the Liquidating Trust received $8.3 million. The amount received by the Liquidating Trust was based on the number, type and age of the marine containers it sold.

Other than in respect of the Container Purchase Agreement, there are no material relationships between CAB, the Sellers or any of their affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer except that Stephen M. Bess, a principal of a minority partner of CAB, was a director of PLM Financial Services, Inc. from July 1997 to September 2002 and was employed in various capacities, including Chief Executive Officer, by PLM Financial Services, Inc. or its affiliates from October 1983 to September 2002.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Container Purchase Agreement dated September 27, 2006 by and among PLM Equipment Growth Fund VI Liquidating Trust, PLM Equipment Growth & Income Fund VII Liquidating Trust, Professional Lease Management Income Fund I, L.L.C., PLM Financial Services, Inc., and CAB Container Partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLM Equipment Growth & Income Fund VII Liquidating Trust

By: PLM Financial Services, Inc.,
        its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: October 5, 2006

Exhibit Index

Exhibit 10.1 Container Purchase Agreement dated September 27, 2006 by and among PLM Equipment Growth Fund VI Liquidating Trust, PLM Equipment Growth & Income Fund VII Liquidating Trust, Professional Lease Management Income Fund I, L.L.C., PLM Financial Services, Inc., and CAB Container Partners (filed herewith).